Exhibit 5.2

CONSENT OF PORTFOLIO CONSULTANT

To the Sponsor, Trustee and Holders
        Equity Focus Trusts—Trilogy Advisors
        Baby Boom Economy Portfolio, 2002 Series B (the “Trust”)

We hereby consent to the use of our name “Trilogy Advisors” and references to our firm in the Prospectus for the Trust.

TRILOGY ADVISORS LLC

/S/    ANDREW GORDON
New York, New York
June 19, 2002